United States
Securities and Exchange Commission
Washington, D.C. 20549


SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 3)*


LANNETT COMPANY (LCI)
(Name of Issuer)

Common Stock, $0.001 Par Value
(Title of Class of Securities)

516012101
(CUSIP Number)

September 14, 2018
(Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

x Rule 13d-1(b)
  Rule 13d-1(c)
  Rule 13d-1(d)

*
The remainder of this cover page shall be filled out for a reporting person?s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No. 516012101

Schedule 13G

  1.

Names of Reporting Persons:

MintBroker International, Ltd.

I.R.S. Identification No. of Above Persons (Entities Only):


  2.

Check the Appropriate Box if a Member of a Group (See Instructions):
a          b

  3.

SEC Use Only

  4.

Citizenship or Place of Organization:

    Bahamas

Number of Shares
Beneficially  Owned by
Each Person
Reporting
With

5.

Sole Voting Power:

    593,401


6.

Shared Voting Power:

    0


7.

Sole Dispositive Power:

    593,401


8.

Shared Dispositive Power:

    0

  9.

Aggregate Amount Beneficially Owned by Each Reporting Person:

    593,401
10.

Check if the Aggregate Amount in Row (9) Excludes Certain Shares
(See Instructions):

11.

Percent of Class Represented by Amount in Row (9):

    1.52%
12.

Type of Reporting Person (See Instructions):

   OO


CUSIP No. 516012101

Schedule 13G

The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (?Act?) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No. 516012101

Schedule 13G

  1.

Names of Reporting Persons:

MINTFUNDS, LLC

I.R.S. Identification No. of Above Persons (Entities Only):


  2.

Check the Appropriate Box if a Member of a Group (See Instructions):
a          b

  3.

SEC Use Only

  4.

Citizenship or Place of Organization:

    Puerto Rico

Number of Shares
Beneficially  Owned by
Each Person
Reporting
With

5.

Sole Voting Power:

    1,400,000


6.

Shared Voting Power:

    0


7.

Sole Dispositive Power:

    1,400,000


8.

Shared Dispositive Power:

    0


  9.

Aggregate Amount Beneficially Owned by Each Reporting Person:

    1,400,000
10.

Check if the Aggregate Amount in Row (9) Excludes Certain Shares
(See Instructions):

11.

Percent of Class Represented by Amount in Row (9):

    3.60%
12.

Type of Reporting Person (See Instructions):

   OO


CUSIP No. 516012101

Schedule 13G

Item 1

(a)
Name of Issuer:
Lannett Company, Inc.

(b)
Address of Issuer?s Principal Executive Offices:
9000 State Road
Philadelphia, PA 19136
Item 2

(a)
Name of Person Filing:
MintBroker International, Ltd & MINTFUNDS, LLC, collectively.

(b)
Address of Principal Business Office or, if None,
     Residence:
Elizabeth Avenue & Bay Street
Nassau, Bahamas

(c)
Citizenship:
Bahamas

(d)
Title of Class of Securities:
Common Stock, $0.001 Par Value

(e)
CUSIP Number:
516012101

Item 3
If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:


(e)        Other  in accordance with 240.13d-1(b)(1)(ii)(E).



CUSIP No. 516012101

Schedule 13G

Item 4
Ownership:
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1:

(a)
Amount beneficially owned: 1,993,401

(b)
Percent of class: 5.12%

( c)
Number of shares as to which the person has:


(i)
Sole power to vote or to direct the vote: 1,993,401


(ii)
Shared power to vote or to direct the vote: 0


(iii)
Sole power to dispose or to direct the disposition of: 1,993,401


(iv)
Shared power to dispose or to direct the disposition of: 0

Item 5
Ownership of Five Percent or Less of Class:

Yes 5.12%

Item 6
Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable

Item 7
Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on by Parent Holding Company:

Not Applicable

Item 8
Identification and Classification of Members of the Group:
Not Applicable

Item 9
Notice of Dissolution of Group:

Not Applicable


CUSIP No. 516012101

Schedule 13G

Item 10
Certification:

(a)
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer or the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

(b)
Not Applicable.


CUSIP No. 516012101

Schedule 13G

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

September 17, 2018

(Date)
/Guy Gentile/

(Signature)
Guy Gentile, CEO
MintBroker International, Ltd.